UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

PIMCO Dynamic Credit Income Fund
(Name of Registrant as Specified in Its Charter)

IRONSIDES PARTNERS OPPORTUNITY MASTER FUND L.P. IRONSIDES PARTNERS OPPORTUNITY MASTER FUND GP LLC IRONSIDES PARTNERS LLC RCK HOLDINGS LLC ROBERT C. KNAPP RICHARD W. COHEN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Ironsides Partners Opportunity Master Fund L.P. (“Ironsides Opportunity Fund”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Ironsides Opportunity Fund at the 2015 annual meeting of shareholders (the “Annual Meeting”) of PIMCO Dynamic Credit Income Fund. Ironsides Opportunity Fund has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On April 28, 2015, Barron’s published the following article:

Hedge Fund Wages Proxy Battle Against Pimco

Activist hedge fund Ironsides Partners LLC is leading a proxy battle against Pacific Investment Management Co., which runs the closed-end bond fund Pimco Dynamic Credit Income Fund (PCI). Shareholders are being asked to elect two new directors to the board at PCI’s annual shareholder meeting on April 30.

Ironsides believes that PIMCO is letting the fund trade at a steep discount (now about 10%), which they say is harmful to shareholders. It says its slate, which includes Robert Knapp, founder and chief investment officer of Ironsides, would work to initiate a share repurchase plan, perhaps a tender offer at net asset value (NAV), or maybe even a management change in order to improve the fund’s performance.

Pimco contends the fund, which has a 9% yield, has performed well and asks investors to vote in its board nominees. In an April 15 letter to shareholders the company says:

Most closed-end funds trade at discounts today and there are no “magic bullets” or costless solutions. There are, however, options that benefit some shareholders at the expense of others. We are committed to avoiding such actions and we will continue to act in the interest of all shareholders.

Research firm Institutional Shareholder Services (ISS), which analyzes proxies, has recommended shareholders don’t support Ironside’s slate:

While the discount remains a cause for concern, Ironsides has not demonstrated that change is needed given the fund’s performance relative to its peers, as well as a lack of evidence that the fund consistently has traded at a wider discount to net asset value than its peer group.

Knapp told Barron’s in a statement:

Institutional Shareholder Services (ISS) seems to miss the fundamental point that PCI’s discount to net asset value (NAV) represents more than $326 million in lost value for shareholders – lost value that deserves attention regardless of the fact that some other closed-end funds also have discounts. Ironsides believes ISS is perhaps being too deferential to PCI’s manager, PIMCO.

Source: Barron’s. Barron’s is not a party to and has not endorsed our proxy solicitation and has not consented to the use of this article in our proxy solicitation.